Exhibit 99.1

ATI Announces Third Quarter 2014 Results

Third Quarter 2014 Results From Continuing Operations

  Sales were $1.07 billion
  Breakeven net income and EPS from continuing operations attributable to ATI
  Segment operating profit improved to $70.6 million, or 6.6% of sales
  $12.9 million of commissioning and qualification costs
  HRPF commissioning progress exceeded expectations; 95% of coils evaluated met customer specifications
  Successfully reached Long-Term Agreements with customers that secure significant content growth on next-generation and legacy jet engines for single aisle aircraft
  Booked orders for nickel-based alloy plate for a large oil & gas pipeline
  Backlog remains at $1.8 billion
  Cash on hand was $264 million

PITTSBURGH--(BUSINESS WIRE)--October 21, 2014--Allegheny Technologies Incorporated (NYSE: ATI) reported third quarter 2014 sales of $1.07 billion and breakeven results from continuing operations attributable to ATI. Results improved over the second quarter 2014 net loss attributable to ATI of $3.8 million, or $(0.03) per share, on sales of $1.12 billion. Third quarter 2014 results include a total of $12.9 million of pre-tax Hot-Rolling and Processing Facility (HRPF) start-up costs and costs related to the Rowley titanium sponge facility Premium Quality (PQ) qualification process; second quarter 2014 results included a total of $15.4 million of such costs. Third quarter 2014 pre-tax results were impacted by a $10.0 million LIFO inventory valuation charge; second quarter 2014 pre-tax results included a $2.9 million net charge for inventory valuation reserve adjustments. For the third quarter 2013, the loss from continuing operations attributable to ATI was $28.4 million, or $(0.27) per share, on sales of $972 million.

“We continued to build the foundation for profitable growth in the third quarter 2014 and we are beginning to see the benefits of ATI’s transformation, capital investments, acquisitions, and technology innovations,” said Rich Harshman, Chairman, President and Chief Executive Officer. “Segment operating profit improved and ATI achieved breakeven results from continuing operations, including commissioning and qualification costs associated with our strategic capital growth projects. Segment operating profit improved to $70.6 million, or 6.6% of sales, an 8% increase compared to the second quarter 2014.

“During the third quarter, ATI successfully reached a number of strategic long-term agreements (LTAs) that secure significant growth on next-generation and legacy single-aisle airplanes. In summary, we enhanced our position as a leading supplier of premium-quality nickel-based alloy and titanium-alloy billet; we significantly increased our closed-die forgings content; and we increased ATI’s titanium investment casting content. In addition, we have existing agreements for differentiated alloys, such as Rene 65 alloy and ATI 718Plus® alloy, as well as other unique and difficult-to-produce products. These new agreements are enabled by the capital investments, acquisitions, and technology innovations we have made during the past several years.

“We also booked orders for a large oil & gas project that will use our nickel-based alloy plate. We received a large share of this project due to the quality of our nickel-based alloy plate that is enabled by the 2008 upgrade of our plate mill. Shipments are scheduled to begin in late Q4 and are expected to continue through the first quarter of 2015.”

ATI’s sales to the key global markets of aerospace and defense, oil & gas/chemical process industry, electrical energy, and medical represented 66% of ATI first nine months 2014 sales, as follows:

Aerospace & defense	34%
Oil & gas/chemical process industry	17%
Electrical energy	10%
Medical	5%

For the first nine months of 2014, international sales were $1.2 billion and represented 38% of ATI’s sales. ATI’s international sales are mostly to the aerospace and oil & gas/chemical process industry markets.

High-value products sales were 77% of first nine months 2014 ATI sales. Sales of nickel-based alloys and superalloys, and specialty alloys represented 26% of first nine months 2014 ATI sales. Sales of our titanium mill products, including Uniti joint venture conversion, represented 15% of year-to-date 2014 ATI sales. Total titanium mill product shipments, including flat rolled titanium products, improved to 10.2 million pounds in the third quarter 2014, bringing the first nine months total to 28.2 million pounds. Sales of precision forgings, castings and components represented 13% of year to date 2014 sales. Sales of flat rolled Precision Rolled Strip® products and engineered strip products represented 13% of first nine months 2014 ATI sales.

“Sales in our High Performance Materials & Components segment were $508 million, and segment operating profit was $62.0 million, or 12.2% of sales, in the third quarter 2014,” continued Rich Harshman. “Segment operating profit improved compared to second quarter 2014 results excluding the benefit of the prior quarter’s inventory valuation reserve adjustments. Titanium mill product shipments in this segment increased 25% compared to the second quarter and our titanium investment castings business is having another record year. Segment results continued to be negatively impacted by low operating rates at our Rowley titanium sponge facility and by push-outs in the aeroengine forgings market for certain programs.

“Flat Rolled Products segment sales were $562 million and segment operating profit was $8.6 million in the third quarter 2014, a significant improvement from the second quarter 2014 segment operating loss of $19.9 million. In addition to improved operating performance, the third quarter 2014 Flat Rolled Products segment results benefited from lower than expected HRPF start-up costs and lower LIFO inventory valuation reserve charges. Segment results were also impacted by the PQ qualification process costs related to the Rowley titanium sponge facility.

“Commissioning of the HRPF remains on track and is exceeding our expectations, with 95% of coils meeting customer specifications. The HRPF is a critical part of our strategy to transform our flat rolled products business into a more competitive and consistently profitable business. It is designed to significantly expand our product offering capabilities, shorten manufacturing cycle times, reduce inventory requirements, and improve the cost structure of our flat rolled products business. We expect to begin to realize these benefits in 2015 upon the completion of the commissioning process.

“The Premium-Quality (PQ) qualification program at Rowley remains on schedule. We have used Rowley-produced titanium sponge to make titanium bar, which has been inspected and has met all qualification requirements. The Rowley facility is an important part of our long-term titanium products growth strategy. The facility is expected to provide ATI with a reliable, safe, and secure supply of high quality, competitive titanium sponge. Until the completion of the PQ program, Rowley is being operated at low rates resulting in higher than normal sponge costs.

“Cost reduction remains a strategic focus. We achieved $33.3 million in gross cost reductions across ATI’s operations during the third quarter 2014, bringing our year to date total to $104.8 million. These cost reductions are expected to benefit ATI operations over the rest of 2014 and beyond. Managed working capital was 36.2% of annualized sales at the end of September 2014 from 39.4% at year-end 2013, due primarily to higher annualized sales. Managed working capital increased $196 million in 2014 to support higher levels of business activity.

“Our balance sheet remains solid with cash on hand of $264 million, net debt to total capitalization of 30.5%, and total debt to total capitalization at 34.7% at the end of the third quarter 2014. There were no borrowings outstanding under ATI’s $400 million unsecured domestic credit facility. Including ongoing investments associated with the HRPF project, we currently expect 2014 capital expenditures to be approximately $250 million based upon the timing of expenditures, of which $158 million was spent in the first nine months.”

Results of operations, including discontinued operations, were as follows:

	Three Months Ended			Nine Months Ended
	September 30			September 30
	In Millions
	2014		2013	2014	2013

Sales from continuing operations		$1,069.6	$972.4	$ 3,175.9	$3,128.2
Amounts attributable to ATI common stockholders:
Income (loss) from continuing operations attributable to ATI	$	−	$(28.4)	$ (21.9)	$(15.0)
Loss from discontinued operations attributable to ATI		(0.7)	(5.4)	(2.8)	(4.4)
Net loss attributable to ATI		$(0.7)	$(33.8)	$ (24.7)	$(19.4)

	Per Diluted Share
Diluted net income (loss) per common share:
Continuing operations attributable to ATI per common share	$	−	$(0.27)	$ (0.20)	$(0.14)
Discontinued operations attributable to ATI per common share		(0.01)	(0.05)	(0.03)	(0.04)
Net loss attributable to ATI per common share		$(0.01)	$(0.32)	$ (0.23)	$(0.18)

Strategy and Outlook

“The drivers of several of our secular growth markets, particularly aerospace, oil & gas, and medical, remain intact. Aerospace build rate projections are increasing and next-generation airplanes and the jet engines that power them begin an unprecedented ramp up phase beginning in 2015,” said Rich Harshman. “Oil & gas projects that are being constructed are expected to take several years to complete. Demand from the medical market for our products used in prostheses and MRI machines remains strong. Automotive build rates in North America also remain strong. In short cycle markets, we are seeing a lot of global uncertainty and expect to see cautious inventory management in the short term, particularly until the price of nickel stabilizes and U.S. and other global economic outlooks become more clear.

“As we accelerate the commissioning of lighter gauge coiled products during the fourth quarter 2014, we expect HRPF pre-tax start-up costs of approximately $10 million in the quarter. As a result, we now expect HRPF start-up costs to be in the low end of our original $30 to $35 million projected range.

“We expect that the fourth quarter 2014 will be impacted by approximately $7 million of costs as we continue the Rowley titanium sponge PQ program. In addition, based on current year-end forecasted raw material costs, we expect net LIFO inventory valuation reserve charges of approximately $16 million, pre-tax, in the fourth quarter, compared to $10 million in the third quarter 2014.”

Third Quarter 2014 Financial Results

  Sales for the third quarter 2014 were $1,069.6 million, 4% lower than the second quarter 2014, but 10% higher than the third quarter of 2013. Compared to the second quarter 2014, sales decreased 1% in the High Performance Materials & Components segment as lower shipments of nickel-based alloys more than offset improved demand for titanium mill products. Flat Rolled Products segment sales decreased 7% compared to the second quarter 2014 due to lower shipments of both high-value and standard products, and lower selling prices for certain high value products.
  Third quarter 2014 segment operating profit was $70.6 million, or 6.6% of sales, compared to segment operating profit of $65.2 million, or 5.8% of sales, in the second quarter 2014, and segment operating profit of $27.6 million, or 2.8% of sales, in the third quarter 2013. Third quarter 2014 results included a $10.0 million net impact of LIFO inventory valuation reserve charges, which included $13.1 million of LIFO inventory valuation reserve charges in the Flat Rolled Products segment and $3.1 million of LIFO reserve benefit in the High Performance Materials & Components segment. Third quarter 2014 results also included $6.2 million of HRPF start-up costs, and $6.7 million of costs related to the Rowley titanium sponge facility PQ qualification process, including inventory valuation charges related to the market-based valuation of industrial titanium products, higher raw material costs due to the strategic decision to use ATI-produced titanium sponge rather than other lower cost titanium units to manufacture certain products, and higher production costs due to lower operating rates during the PQ qualification process.
  Income from continuing operations attributable to ATI for the third quarter 2014 was breakeven, or $0.00 per share. For the second quarter 2014, the loss from continuing operations attributable to ATI was $3.8 million, or $(0.03) per share. For the third quarter 2013, the loss from continuing operations attributable to ATI was $28.4 million, or $(0.27) per share.
  Cash on hand was $264.2 million, a decrease of $762.6 million from year-end 2013. Cash flow used in operations for the third quarter 2014 was nearly unchanged at $0.7 million, bringing first nine months 2014 operating cash flow use to $38.2 million. Cash flow used in investing activities was $248.1 million, including $92.5 million for acquisitions and $157.5 million for capital expenditures. Cash flow used in financing activities was $476.3 million and included $414.7 million of debt repayments.
  Gross cost reductions, before the effects of inflation, totaled $33.3 million company-wide in the third quarter 2014, and were $104.8 million for the 2014 first nine months.

High Performance Materials & Components Segment

Market Conditions

  Demand for our products in the third quarter 2014 was stable compared to the second quarter 2014. Mill product shipments of our nickel-based and specialty alloys decreased 12% and average prices improved 5%. Shipments of titanium and titanium alloys mill products increased 25% compared to the second quarter and average prices were 6% lower due to increased sales of value-added products as well as lower priced ingots. Shipments of our zirconium and related alloys were 7% lower and average prices were 1% lower. Sales of precision forgings, castings and components decreased 12% compared to the second quarter 2014 as push-outs of aeroengine forgings for certain programs continue to impact sales. International sales represented over 40% of total segment sales for the third quarter 2014.

Third quarter 2014 compared to third quarter 2013

  Sales increased 9% to $507.7 million compared to the third quarter 2013 primarily as a result of higher mill product shipments, which were partially offset by lower base-selling prices for most products. Raw material surcharges were modestly higher compared to the prior year period. Sales of nickel-based and specialty alloys were 17% higher than the third quarter 2013 and sales of titanium and titanium alloys were 20% higher than the prior year period. Forged and cast product components sales were flat, while sales for zirconium and related alloys were 5% lower.
  Segment operating profit increased to $62.0 million, or 12.2% of total sales, compared to $48.0 million, or 10.3% of total sales, for the third quarter 2013, primarily as a result of higher shipments for nickel-based and specialty alloys and titanium and titanium alloys. Third quarter 2014 segment results included a $3.1 million LIFO inventory valuation reserve benefit, compared to a $12.5 million LIFO benefit in the third quarter 2013. Segment results continued to be negatively impacted by low operating rates at our Rowley titanium sponge facility and by the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products.
  Results benefited from $15.1 million of gross cost reductions in the third quarter 2014.

Flat Rolled Products Segment

Market Conditions

  Demand improved compared to the second quarter 2014 in the automotive and construction and mining markets. Sales to the oil & gas/chemical process industry, electrical energy, and food equipment and appliances markets were weaker on a sequential basis, due in part to seasonal fluctuations. Compared to the second quarter 2014, shipments decreased 6% for high-value products, particularly for titanium products and grain-oriented electrical steel. Standard products (stainless sheet and plate) shipments were 16% lower. Third quarter 2014 Flat Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 2.2 million pounds, a 23% decrease compared to the second quarter 2014. International sales represented 34% of total segment sales for the third quarter 2014.

Third quarter 2014 compared to third quarter 2013

  Sales were $561.9 million, 11% higher than the prior year period, primarily due to higher shipments of both high-value and standard products. Shipments of high-value products increased 8% compared to the third quarter 2013, with shipments of our Precision Rolled Strip® and engineered strip products, and nickel-based alloys showing the largest increases. Shipments of standard stainless products increased 3%. Average selling prices increased 17% for standard stainless products, while average selling prices for high-value products decreased 3%, both compared to the third quarter 2013. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.
  Segment operating profit was $8.6 million, or 1.5% of total sales, compared to a segment operating loss of $20.4 million, or (4.0)% of total sales, in the third quarter 2013. Results for 2014 reflect the benefits of higher shipment volumes, and higher selling prices for standard products. Third quarter 2014 segment operating results included a $13.1 million LIFO inventory valuation reserve charge, compared to a $2.7 million LIFO inventory valuation reserve benefit in the prior year quarter. Additionally, the third quarter 2014 included a major portion of the higher costs related to the Rowley titanium sponge facility, including charges for the market-based valuation of industrial titanium products, as well as higher raw material costs due to the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products. Segment results also included $6.2 million of start-up costs for the HRPF.
  Results benefited from $18.2 million in gross cost reductions in the third quarter 2014.

Other Items

  Interest expense, net of interest income and capitalized interest, for the third quarter 2014 was $25.2 million, compared to $18.2 million in the third quarter 2013. The increase in interest expense was primarily due to reduced capitalized interest, partially offset by lower debt following maturity of the $402.5 million 2014 convertible notes in June 2014.
  Capitalized interest on major strategic capital projects reduced interest expense by $0.9 million and $12.7 million for the 2014 and 2013 third quarters, respectively. Capitalized interest for both periods was primarily related to the HRPF project.
  Retirement benefit expense, which includes pension expense and other postretirement expense, decreased to $23.8 million in the third quarter 2014, compared to $34.5 million in the third quarter 2013. The decrease was primarily due to the use of a higher discount rate to value retirement benefit obligations. Approximately 85% of 2014 retirement benefit expense is included in cost of sales, with the remainder included in selling and administrative expenses.

ATI will conduct a conference call with investors and analysts on Tuesday, October 21, 2014, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the ATI website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical process industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2013, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.1 billion for the twelve months ended September 30, 2014. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2014	2014	2013	2014	2013

Sales	$1,069.6	$1,119.0	$972.4	$3,175.9	$3,128.2
Costs and expenses:
Cost of sales	972.6	1,029.5	919.3	2,919.2	2,886.9
Selling and administrative expenses	68.7	65.7	70.6	202.1	210.1
Income (loss) before interest, other income and income taxes	28.3	23.8	(17.5)	54.6	31.2
Interest expense, net	(25.2)	(28.5)	(18.2)	(82.8)	(46.5)
Other income, net	1.0	1.3	0.4	2.9	1.3
Income (loss) from continuing operations before income taxes	4.1	(3.4)	(35.3)	(25.3)	(14.0)
Income tax provision (benefit)	0.5	(2.9)	(8.5)	(12.4)	(4.4)
Income (loss) from continuing operations	3.6	(0.5)	(26.8)	(12.9)	(9.6)
Loss from discontinued operations, net of tax	(0.7)	(0.2)	(5.4)	(2.8)	(4.4)
Net income (loss)	$2.9	$(0.7)	$(32.2)	$(15.7)	$(14.0)
Less: Net income attributable to noncontrolling interests	3.6	3.3	1.6	9.0	5.4
Net loss attributable to ATI	$(0.7)	$(4.0)	$(33.8)	$(24.7)	$(19.4)

Basic net income (loss) per common share
Continuing operations attributable to ATI per common share	$-	$(0.03)	$(0.27)	$(0.20)	$(0.14)
Discontinued operations attributable to ATI per common share	(0.01)	-	(0.05)	(0.03)	(0.04)
Basic net loss attributable to ATI per common share	$(0.01)	$(0.03)	$(0.32)	$(0.23)	$(0.18)

Diluted net income (loss) per common share
Continuing operations attributable to ATI per common share	$-	$(0.03)	$(0.27)	$(0.20)	$(0.14)
Discontinued operations attributable to ATI per common share	(0.01)	-	(0.05)	(0.03)	(0.04)
Diluted net loss attributable to ATI per common share	$(0.01)	$(0.03)	$(0.32)	$(0.23)	$(0.18)

Amounts attributable to ATI common stockholders
Income (loss) from continuing operations, net of tax	$-	$(3.8)	$(28.4)	$(21.9)	$(15.0)
Loss from discontinued operations, net of tax	(0.7)	(0.2)	(5.4)	(2.8)	(4.4)
Net loss	$(0.7)	$(4.0)	$(33.8)	$(24.7)	$(19.4)

Weighted average common shares
outstanding -- basic (millions)	107.2	107.1	106.8	107.1	106.7
Weighted average common shares
outstanding -- diluted (millions)	108.0	107.1	106.8	107.1	106.7
Actual common shares outstanding--
end of period (millions)	108.7	108.7	108.0	108.7	108.0

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2014	2014	2013	2014	2013
Sales:
High Performance Materials & Components	$507.7	$514.1	$463.9	$1,506.2	$1,508.1
Flat Rolled Products	561.9	604.9	508.5	1,669.7	1,620.1
Total External Sales	$1,069.6	$1,119.0	$972.4	$3,175.9	$3,128.2

Operating Profit (Loss):

High Performance Materials & Components	$62.0	$85.1	$48.0	$216.2	$192.0
% of Sales	12.2%	16.6%	10.3%	14.4%	12.7%

Flat Rolled Products	8.6	(19.9)	(20.4)	(36.9)	(16.7)
% of Sales	1.5%	-3.3%	-4.0%	-2.2%	-1.0%

Operating Profit	70.6	65.2	27.6	179.3	175.3
% of Sales	6.6%	5.8%	2.8%	5.6%	5.6%

Corporate expenses	(10.0)	(11.7)	(8.1)	(33.2)	(32.3)

Interest expense, net	(25.2)	(28.5)	(18.2)	(82.8)	(46.5)

Closed company and other expenses	(7.5)	(4.3)	(2.1)	(16.8)	(11.0)

Retirement benefit expense	(23.8)	(24.1)	(34.5)	(71.8)	(99.5)

Income (loss) from continuing operations before income taxes	$4.1	$(3.4)	$(35.3)	$(25.3)	$(14.0)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	September 30,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$264.2	$1,026.8
Accounts receivable, net of allowances for
doubtful accounts of $4.8 and $5.3 at
September 30, 2014 and December 31, 2013, respectively	623.7	528.2
Inventories, net	1,417.7	1,322.1
Prepaid expenses and other current assets	109.4	73.7
Total Current Assets	2,415.0	2,950.8

Property, plant and equipment, net	2,937.1	2,874.1
Cost in excess of net assets acquired	782.8	727.9
Other assets	368.3	345.7

Total Assets	$6,503.2	$6,898.5

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$482.7	$471.8
Accrued liabilities	305.7	315.8
Deferred income taxes	33.7	3.5
Short term debt and current
portion of long-term debt	17.5	419.9
Total Current Liabilities	839.6	1,211.0

Long-term debt	1,509.1	1,527.4
Accrued postretirement benefits	420.5	442.4
Pension liabilities	348.4	368.2
Deferred income taxes	244.6	206.6
Other long-term liabilities	149.3	148.2
Total Liabilities	3,511.5	3,903.8

Redeemable noncontrolling interest	12.1	-

Total ATI stockholders' equity	2,871.2	2,894.2
Noncontrolling interests	108.4	100.5
Total Equity	2,979.6	2,994.7

Total Liabilities and Equity	$6,503.2	$6,898.5

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Nine Months Ended
	September 30
	2014	2013

Operating Activities:

Net loss	$(15.7)	$(14.0)

Depreciation and amortization	131.6	143.5
Deferred taxes	15.0	76.1
Change in managed working capital	(195.9)	86.2
Change in retirement benefits	19.3	50.5
Accrued liabilities and other	7.5	(114.9)
Cash (used in) provided by operating activities	(38.2)	227.4
Investing Activities:
Purchases of property, plant and equipment	(157.5)	(395.5)
Purchases of businesses, net of cash acquired	(92.5)	-
Asset disposals and other	1.9	0.8
Cash used in investing activities	(248.1)	(394.7)
Financing Activities:
Borrowings on long-term debt	-	500.0
Payments on long-term debt and capital leases	(414.7)	(17.0)
Net repayments under credit facilities	-	(0.1)
Debt issuance costs	-	(5.2)
Dividends paid to shareholders	(57.8)	(57.7)
Dividends paid to noncontrolling interest	-	(18.0)
Taxes on share-based compensation and other	(3.8)	(3.6)
Cash (used in) provided by financing activities	(476.3)	398.4
Increase (decrease) in cash and cash equivalents	(762.6)	231.1
Cash and cash equivalents at beginning of period	1,026.8	304.6
Cash and cash equivalents at end of period	$264.2	$535.7

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2014	2014	2013	2014	2013
Shipment Volume:

Flat Rolled Products (000's lbs.)
High value	126,238	133,820	117,338	382,827	350,633
Standard	162,736	193,699	157,882	521,836	500,646
Flat Rolled Products total	288,974	327,519	275,220	904,663	851,279

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$2.54	$2.60	$2.62	$2.51	$2.71
Standard	$1.46	$1.31	$1.25	$1.34	$1.32
Flat Rolled Products combined average	$1.93	$1.84	$1.84	$1.83	$1.89

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2014	2014	2013	2014	2013
Continuing operations:
Numerator for Basic net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI	$-	$(3.8)	$(28.4)	$(21.9)	$(15.0)
Effect of dilutive securities:
4.25% Convertible Notes due 2014	-	-	-	-	-
Numerator for Dilutive net income (loss) per common share -
Income (loss) from continuing operations attributable
to ATI after assumed conversions	$-	$(3.8)	$(28.4)	$(21.9)	$(15.0)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.2	107.1	106.8	107.1	106.7
Effect of dilutive securities:
Share-based compensation	0.8	-	-	-	-
4.25% Convertible Notes due 2014	-	-	-	-	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	108.0	107.1	106.8	107.1	106.7

Basic income (loss) from continuing operations attributable
to ATI per common share	$-	$(0.03)	$(0.27)	$(0.20)	$(0.14)

Diluted income (loss) from continuing operations attributable
to ATI per common share	$-	$(0.03)	$(0.27)	$(0.20)	$(0.14)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	September 30,	December 31,
	2014	2013

Accounts receivable	$623.7	$528.2
Inventory	1,417.7	1,322.1
Accounts payable	(482.7)	(471.8)
Subtotal	1,558.7	1,378.5

Allowance for doubtful accounts	4.8	5.3
LIFO reserve	18.5	(29.4)
Inventory reserves	54.5	84.3
Corporate and other	5.9	2.7
Managed working capital of
discontinued operations	-	5.1
Managed working capital	$1,642.4	$1,446.5

Annualized prior 2 months
sales	$4,542.6	$3,675.0

Managed working capital as a
% of annualized sales	36.2%	39.4%

September 30, 2014 change in managed	195.9
working capital

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	September 30,	December 31,
	2014	2013

Total debt	$1,526.6	$1,947.3
Less: Cash	(264.2)	(1,026.8)
Net debt	$1,262.4	$920.5

Net debt	$1,262.4	$920.5
Total ATI stockholders' equity	2,871.2	2,894.2
Net ATI capital	$4,133.6	$3,814.7

Net debt to ATI capital	30.5%	24.1%

Total debt	$1,526.6	$1,947.3
Total ATI stockholders' equity	2,871.2	2,894.2
Total ATI capital	$4,397.8	$4,841.5

Total debt to total ATI capital	34.7%	40.2%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004